                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions 'Experts' and 'Selected Combined Financial and Other Operating Data' and to the use of our reports dated March 13, 1998 (except Notes 1, 4, 5, 6 and 8, as to which the date is July 14, 1998) and July 14, 1998, in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Time Warner Telecom LLC and Time
Warner Telecom Inc. for the registration of $400 million    % Senior Notes Due
2008.


                                          Ernst & Young LLP


New York, New York
July 14, 1998